CASH MANAGEMENT AND RELATED SERVICES AGREEMENT, dated as of April 26,
2001 between each mutual fund, portfolio or series of each mutual fund listed on Schedule A hereto (each a "Fund", collectively the "Funds") and The Bank of New York (the "Bank").

                              W I T N E S S E T H :

         That in consideration of the mutual agreements and covenants herein contained, and subject to the terms and conditions of this Agreement, the Bank and each Fund hereby agree as follows:

                                   ARTICLE I.
                                   DEFINITIONS

         Whenever used in this Agreement, unless the context otherwise requires, the following words shall have the meanings set forth below:

1. "Account" shall mean an account in the name of a Fund or such Fund's transfer agent for receiving and disbursing money as provided in this Agreement.

2. "Account Available Balance" shall mean with respect to an Account for any given day during a calendar month a positive or negative dollar amount equal to
(A) if such day is a Business Day, the Account Available Balance as of the close of the last preceding Business Day plus a positive or negative dollar amount equal to the difference, if any, between the Chargeable Credits with respect to such day and such Account and the Chargeable Debits with respect to such day and such Account, and (B) if such day is not a Business Day, the Account Available Balance as of close of the last preceding Business Day, except that both (A) and
(B) shall be reduced by the United States Federal Reserve reserve requirements then applicable to the Bank with respect to such Account. The Account Available Balance of an Account shall be zero on the date immediately preceding the first date on which an entry, consisting of either a Chargeable Credit or Chargeable Debit, is first made to such Account hereunder.

3. "Authorized Person" shall mean either (A) any person duly authorized by corporate resolutions of the board of directors or board of trustees of a Fund (each, a "Board") to give Oral and/or Written Instructions on behalf of such Fund, such persons to be designated in a certificate, substantially in the form of Exhibit A, which contains a specimen signature of such person, or (B) any person sending or transmitting any instruction or direction through an Electronic Service.

4. "Bank" shall have the meaning as set forth in the opening paragraph of this Agreement.

5. "Business Day" shall mean any day on which the Federal Reserve Bank of New York is open for business, except for any such day on which the Bank is required by law or regulation to be closed, or elects to be closed.

6. "Calendar Month Earnings Credit" shall mean with respect to an Account for any calendar month the dollar amount, whether positive or negative, equal to the sum of the Gross Calendar Month Earnings Credit with respect to such Account for such calendar month and the Monthly Overdraft Charges with respect to such Account for such calendar month.

7. "Chargeable Credits" shall mean with respect to an Account for any given day during a calendar month a positive amount of dollars equal to the sum, if any, of (A) the aggregate dollar amount of Federal Funds credited to such Account by the Bank in accordance with the then applicable availability schedule of the Federal Reserve Bank of New York, and (B) the aggregate dollar amount of Bank internal transfers of Federal Funds to such Account.

8. "Chargeable Debits" shall mean with respect to an Account for any given day during a calendar month a negative dollar amount equal to the sum, if any, of
(A) the aggregate dollar amount of Federal Funds relating to such Account charged against the Bank by the Federal Reserve Bank of New York on or as of such day, and (B) the aggregate dollar amount of drafts drawn on such Account which are deposited in the Bank by customers of the Bank on such day, or Bank internal transfers from, or charges to, such Account.

9. "Daily Earnings" shall mean with respect to an Account for any day during a calendar month a positive dollar amount equal to the product of (A) the positive Account Available Balance, if any, of such Account for such day, multiplied by
(B) the Daily Earnings Rate for such day. The Daily Earnings with respect to an Account for any day during a calendar month on which the Account Available Balance of such Account is negative shall be zero.

10. "Daily Earnings Rate" shall mean for any day during a calendar month one three hundred and sixty-fifth of the 91 day U.S. Treasury Bill discount rate of the Monday auction first preceding such day (whether or not such day is a Monday, and whether or not such Monday auction was in the immediately prior month), as such Monday auction 91 day U.S. Treasury Bill discount rate is reported in The Wall Street Journal.

11. "Daily Overdraft Charges" shall mean with respect to an Account for any day during any calendar month a negative dollar amount equal to the product, if any, of (A) the negative Account Available Balances, if any, with respect to such Account for such day during such calendar month, multiplied by (B) the Overdraft Rate.

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
12. "Electronic Service" shall mean an electronic service and related equipment as may be available to a Fund and constituted during the term of this Agreement which, (A) disseminates electronically to A Fund information concerning its Accounts and Omnibus Accounts hereunder, and/or (B) permits a Fund to send to the Bank Written Instructions and in certain circumstances as provided hereunder Oral Instructions to perform various banking activities, including, without limitation, services marketed under the names The Bank of New York Office Manager(R), CA$H-Register(R), Micro/CA$H-Register(TM), or CA$H-Register Plus(R), as well as other services that the Bank may offer from time to time.

13. "Exception Draft" shall mean a Shareholder Draft that the Bank detects may contain an irregular or unauthorized signature, or that is missing a signature.

14. "Federal Funds" shall mean immediately available same day funds.

15. "Funds" shall have the meaning as set forth in the opening paragraph of this Agreement.

16. "Gross Calendar Month Earnings Credit" shall mean with respect to an Account for any calendar month a positive dollar amount equal to the aggregate sum of the Daily Earnings of such Account for such calendar month.

17. "Information" shall mean the Software, any database, and any proprietary data, processes, information or documentation made available as part of the Electronic Service (other than any such which are or become part of the public domain or are legally required to be made available to the public, or which are demonstrably known to such a Fund previously).

18. "MICR" shall mean Magnetic Incription Character Recognition.

19. "Monthly Overdraft Charges" shall mean with respect to an Account for any calendar month a negative dollar amount equal to the aggregate sum of the Daily Overdraft Charges with respect to such Account for such calendar month which have not been previously paid to the Bank by the Fund to which such Account relates.

20. "Omnibus Account" shall mean an account at the Bank for the benefit of the Funds into which money (A) to be deposited into an Account is initially credited pending its transfer to such Account pursuant to Article III hereof, or (B) transferred from an Account pursuant to Article III is deposited pending its disbursement pursuant to Article III.

21. "Oral Instructions" shall mean verbal instructions actually received by the Bank from an Authorized Person or from a person reasonably believed by the Bank to be an Authorized Person.

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
22. "Overdraft Rate" shall mean with respect to an Account for any calendar day during any calendar month a rate equal to one three hundred and sixtieth of the sum of (A) the fed funds rate and (b) during the first ten days of an overdraft 1%, and thereafter 2%.

23. "Procedure" shall mean the Call-Back Security Procedure set forth on
Schedule III hereto.

24. "Processed Draft" shall mean an image of each Shareholder Draft of such Fund presented to the Bank for payment, identified as a Shareholder item and processed through the Bank's check processing control system.

25. "Return Draft" shall mean any of the Processed Drafts of the previous Business Day which the Fund does not want the Bank to honor and which it desires the Bank to return to the presenter on its behalf.

26. "Shares" shall mean all or any part of each class of the shares of capital stock, beneficial interest, or limited partnership interest of a Fund, as the case may be, which are authorized and/or issued from time to time.

27. "Shareholder" Shareholders shall mean any record holder of any class of shares or other interest of a Fund that has been authorized and/or issued from time to time, as identified to the Bank from time to time pursuant to this Agreement.

28. "Shareholder Draft" shall mean a redemption draft in a form and substance approved by the Bank and issued by a Shareholder.

29. "Software" shall mean computer software, in the event it is provided by the Bank, for use in connection with the Electronic Service.

30. "Upgrade" shall mean enhancements, revisions or updates, that the Bank, in its sole discretion, may make, to the Electronic Service or the Software and which the Bank so designate as an Upgrade.

31. "Written Instructions" shall mean written instructions actually received by the Bank from an Authorized Person or from a person reasonably believed by the Bank to be an Authorized Person by letter, memorandum, telegram, cable, telex, facsimile or through the Electronic Service.

                                  ARTICLE II.
               APPOINTMENT OF BANK; REPRESENTATIONS AND WARRANTIES

1. Appointment; Establishment of Accounts. Each Fund hereby appoints the Bank as its agent for the term of this Agreement to perform the cash management services set forth herein and in Schedule I attached hereto and made a part hereof (as such

Schedule may be amended or supplemented from time to time by mutual agreement) which are selected by the Funds from time to time. The Bank hereby accepts appointment as such agent for each Fund and agrees to establish and maintain one or more Accounts and/or Omnibus Accounts as the parties shall determine are necessary to receive and disburse money as provided in this Agreement.

     2. Representations and Warranties. Each Fund hereby represents and warrants only as to itself, and not jointly, to the Bank, which representations and warranties shall be deemed to be continuing and to be reaffirmed upon delivery to the Bank of any Oral or Written Instructions, that:

          (a) It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

          (b) This Agreement has been duly authorized, executed and delivered by the Fund in accordance with all requisite corporate action and constitutes a valid and legally binding obligation of the Fund enforceable in accordance with its terms, except to the extent such enforcement may be limited by general equity principles or bankruptcy principles; and

          (c) It is conducting its business in compliance with all applicable laws and regulations, both state and federal, and has obtained all regulatory licenses, approvals and consents necessary to carry on its business as now conducted; there is no statute, regulation, rule, order or judgment binding on it and no provision of its charter or by-laws, nor of any mortgage, indenture, credit agreement or other contract binding on it or affecting its property which would prohibit its execution or performance of this Agreement.

     3. Board Resolutions. Each Fund shall provide the Bank with a certified copy of a resolution of its Board appointing the Bank as its agent to act hereunder and providing for the creation of such Fund's Account(s), the utilization by such Fund of one or more Omnibus Accounts and the execution by such Fund of this Agreement, it being understood that receipt of the same by the Bank shall be a condition precedent to the Bank's establishing an Account for such Fund or such Fund's utilization of an Omnibus Account.


                                  ARTICLE III.
                            CASH MANAGEMENT SERVICES


     1. Receipt of Money. The Bank shall receive money for credit to an Account only:

               (i) by personal presentment of drafts by a Fund, but not by a Shareholder of such Fund, at the branch or branches in Manhattan identified from time to time by the Bank to such Fund, provided such presentment is in accordance with the time frames specified by the Bank to such Fund;

               (ii) by mailing of drafts to a post office box designated by the
                    Bank for such purpose, provided such drafts are accompanied by a properly completed investment stub;

               (iii)by wire transfer to an account maintained at the Federal
                    Reserve Bank of New York as identified in writing by the Bank to a Fund;

               (iv) by transfer to an account identified in writing by the Bank to a Fund through the New York Automated Clearing House;

               (v) by transfer from another Account maintained by such Fund with the Bank under this Agreement;

               (vi) by transfer from another account maintained by such Fund with the Bank, including such Fund's custodian account under its Custody Agreement with the Bank as Custodian; or

               (vii)by transfer from any other account maintained with the Bank.

         All money received by the Bank shall be credited upon receipt, but subject to final payment and receipt by the Bank of immediately available funds, and receipt by the Bank of such forms, documents and information as are required by the Bank from time to time and received in the appropriate time frames. If an Omnibus Account has been established for the Funds, such money shall be initially credited to the Omnibus Account pending its allocation to, and deposit in, an Account. The Bank shall be entitled to reverse any credits previously made to a Fund's Account or an Omnibus Account where money is not finally collected or where a credit to such account was in error.

     2. Disbursement of Money. The Bank shall disburse money credited to an Account only:

               (i) pursuant to Written Instructions of such Fund transmitted through an Electronic Service (except as otherwise provided in Article V, Section 10), to transfer funds as directed by such Fund (including transfers through the Federal Reserve Bank of New York transfer wire and the New York Automated Clearing House);

               (ii) in payment of drafts drawn by an Authorized Person or
                    Shareholder Drafts (as appropriate for the particular Account), subject to the terms hereof; or

               (iii)in payment of charges to such Account representing amounts payable to the Bank, and chargeable against such Account, as provided in this Agreement.


     The Bank shall be required to disburse money in accordance with the foregoing only insofar as such money is immediately available and on deposit with the Bank. If an Omnibus Account has been established for the Funds, such money shall be credited to the Omnibus Account pending such disbursement. All instructions directing the disbursement of money credited to an Account or Omnibus Account under this Agreement (whether through an Electronic Service or by Oral Instructions pursuant to Article V hereof) must identify an account to which such money shall be transferred, and include all other information reasonably required by the Bank from time to time. It is understood and agreed that with respect to any such instructions, when instructed to credit or pay a party by both name and a unique numeric or alpha-numeric identifier (e.g., ABA number or account number), the Bank and any other financial institution participating in the funds transfer may rely solely on the unique identifier, even if it identifies a party different than the party named. Such reliance on a unique identifier shall apply to beneficiaries named in such instructions as well as any financial institution that is designated in such instruction to act as an intermediary in a funds transfer.

     3. Shareholder Drafts. Subject to the terms and conditions of this Agreement, Shareholders may issue Shareholder Drafts payable through the Bank, which shall be payable from the Omnibus Account and the related Account of the Fund.

               (a) Each Fund shall supply its Shareholders with Shareholder Drafts, but only in a form and substance agreed to by the Bank. The Bank agrees to give each Fund ninety (90) days prior notice of any changes to the form or substance of Shareholder Drafts required by the Bank, provided that if such change is required by applicable rules or procedures of the Federal Reserve or any clearinghouse through which such drafts may be presented, the Bank may give less than ninety (90) days prior notice of such change.

               (b) Each Fund will promptly furnish to the Bank, in a format and manner designated by the Bank from time to time the name, mailing address, telephone number, and specimen signature of each Shareholder of such Fund authorized to issue Shareholder Drafts (whether on their own behalf or on behalf of third parties). Each Fund will promptly advise the Bank, in a manner and format designated by the Bank from time to time, of individuals no longer authorized to issue Shareholder Drafts, and those individuals newly authorized.

               (c) By approximately 3:00 p.m. on each Business Day, the Bank will make available to each Fund via an Electronic Service a Processed Draft as of 3:00 p.m. on such day. The Funds understand and acknowledge that the availability of a Shareholder Draft via an Electronic Service may be delayed or incomplete if the Bank does not receive in a timely manner all information it needs to process such Shareholder Draft.

               In the event that an Electronic Service shall be unavailable at any time during the term of this Agreement, images of Processed Drafts shall be made available to a Fund in a form and manner as shall be agreed upon by the Fund and the Bank.

               (d) The Bank will, on a Fund's behalf, review the maker's signature on Shareholder Drafts presented for payment in accordance with the Bank's standard signature verification procedures for mutual fund shareholder drafts, as in effect as of the time of such review. Each Fund hereby agrees that the Bank's review of the signatures on such Shareholder Drafts in accordance with such procedures shall constitute ordinary care by the Bank in its performance pursuant to this Agreement. In the event that the Bank detects an Exception Draft, the Bank will, by the close of business on the Business Day that the Shareholder Draft is presented for payment and identified as a Shareholder item, make an image of such Exception Draft available for review by the related Fund via an Electronic Service (if the Fund subscribes to such service).

               (e) Each Fund shall promptly review each Processed Draft and each Exception Draft relating to such Fund and shall notify the Bank no later than 11:00 A.M. on the next Business Day, in a manner and format specified by the Bank from time to time, of (i) Return Drafts, and the reason for the return, and
(ii) any Exception Drafts of the previous Business Day which a Fund desires the Bank to honor. Notwithstanding the previous sentence, a Fund may provide the notice with respect to Return Drafts by 2 p.m. on such next Business Day for up to six Shareholder Drafts per day. Failure to notify the Bank that any Shareholder Draft other than a Shareholder Draft identified by the Bank as an Exception Draft constitutes a Return Draft by the times set forth in this Section shall be construed as the Fund's authorization to make final settlement for the Shareholder Draft on its behalf. Failure to notify the Bank that the Fund desires the Bank to honor any Exception Draft by the time set forth in this Section shall be construed as the Fund's authorization and direction to the Bank not to honor such Exception Draft. Notwithstanding anything in this Agreement to the contrary, the Bank is authorized but not required to return any Shareholder Draft with a missing or apparently unauthorized signature to the presenting institution in accordance with prevailing industry practices.

               (f) By the close of business on each Business Day, the Bank shall debit the Omnibus Account and the related Account appropriate for the total dollar amount of all Shareholder Drafts of a Fund presented for payment and processed by the Bank on that day and will re-credit the appropriate Account in the amount of any Shareholder Draft previously charged against such Account which is not settled for on the Fund's behalf as herein provided.

               (g) If a Fund subscribes to the Paid Draft Inquiry portion of the Electronic Service the Bank will, on each Business Day, provide interim notifications, and a final notification by approximately 2 p.m., of the approximate aggregate dollar amount of Shareholder Drafts received by the Bank and identified as Shareholder items as of the time of notification.

               (h) On any given Business Day, if the available balance in a Fund's Account at the close of business is less than the total dollar amount of the Shareholder Draft(s) presented for payment against such Account, the Bank shall use available balances in other Accounts or the Fund's other concentration accounts with the Bank, including the Omnibus Account, to cover such Shareholder Draft(s). The Bank shall not be obligated to pay any Shareholder Draft if the available balances in the Account or the Omnibus Account are not sufficient to cover such Shareholder Draft and the Bank shall have no duty or obligation to pay drafts in a manner that minimizes the number of Shareholder Drafts which are not paid. If the Bank chooses to pay any such Shareholder Draft(s) the provisions of Article IV shall apply.

               (i) (i) In the event that a Shareholder Draft is presented for payment to the Bank over-the-counter, or is not presented to the Bank in a timely manner, it may be received too late to be identified and processed as a Shareholder item or, if appropriate, identified as an Exception Draft, on that Business Day. The Bank will include images of any such Shareholder Drafts among the images of Drafts to be made available to the Fund, and, if appropriate, identified as an Exception Draft, on the next Business Day.


               (ii) In the event that a Shareholder Draft is misread or rejected by the Bank's checks processing equipment, it may not be identified as a Shareholder item in time for its image to be included among the images of those Shareholder Drafts to be made available to the Fund, and, if appropriate, identified as an Exception Draft, on that Business Day. In such instances, however, the Bank agrees that, if it identifies any such Shareholder Draft, it will make images of such Shareholder Drafts available to the Fund by 10 a.m. on the following Business Day. An Authorized Person of the Fund shall advise the Bank in writing by facsimile as to the disposition of such Shareholder Draft(s) (along with any reason for non-payment, if applicable) as soon as possible but in no event later than 11:00 a.m. on that Business Day.


               (iii) It is understood and agreed that in either case described in Section 3(e) or (f) of this Article, or in any other case, the Bank shall not be responsible if any such Shareholder Draft, although designated as a Return Draft, cannot be returned to the presenter because of the deadlines imposed by federal or state law. In the event that any such Shareholder Draft is finally settled for by the Bank on the Fund's behalf, the Bank agrees to provide the Fund with such assistance as may be reasonably required in order to recover the amount paid on the Shareholder Draft.


                                  ARTICLE IV.
                      ADVANCES, OVERDRAFTS OR INDEBTEDNESS


     1. Advances, Overdrafts or Indebtedness. If the Bank in its sole discretion advances funds, or if there shall arise for whatever reason an overdraft or other indebtedness in connection with any Account or Omnibus Account, such advance, overdraft or indebtedness shall be deemed a loan made by the Bank to the Fund to which the Account relates, or in the case of an Omnibus Account, to which such advance, overdraft or indebtedness relates, payable on demand and bearing interest from the date incurred at the Overdraft Rate, such Overdraft Rate to be adjusted on the effective date of any change in the fed funds rate constituting a part thereof. In the event of any advance, overdraft or other indebtedness in connection with an Omnibus Account, the Bank shall be furnished promptly (and in any event by 12:00 p.m. on the next Business Day after such advance, overdraft or indebtedness) with Written Instructions identifying each Fund to which such advance, overdraft or indebtedness relates, and the amount allocable to such Fund(s).

     2. Lien and Setoff. Each Fund hereby agrees with respect to its Account(s), any Omnibus Account(s) and any advances, overdrafts or other indebtedness that the Bank shall have a continuing lien and security interest in and to any property at any time held by it for the benefit of the Fund either hereunder or under such Fund's Custody Agreement with the Bank, or in which the Fund may have an interest which is then in the Bank's possession or control or in possession or control of any third party acting in the Bank's behalf, including in its behalf as Custodian under the Fund's Custody Agreement with the Bank. Each Fund authorizes the Bank, in its sole discretion, at any time to charge any advance, overdraft or indebtedness together with interest due thereon at the Overdraft Rate against any balance of accounts standing to the Fund's credit on the books of the Bank, including those books maintained by the Bank in its capacity as Custodian for the Fund under its Custody Agreement with the Fund.

     3. Conformity with Investment Company Act of 1940. Each Fund agrees that upon allocation of all advances, overdrafts or indebtedness to its account pursuant to Section 1 of this Article, its total borrowings from all sources (including the Bank) shall be in conformity with the requirements and limitations set forth in the Investment Company Act of 1940, as amended, and the Fund's Prospectus. Each Fund shall promptly (and in any event within one Business Day) notify the Bank in writing whenever it fails to comply with any of the foregoing requirements.

                                   ARTICLE V.
                               ELECTRONIC SERVICE


     1. License; Right of Use; Equipment. (a) Delivery of Software shall constitute the granting by the Bank to the Funds of a non-exclusive, non-transferable license to use such Software and related documentation (inclusive of any modifications or replacements thereto), without additional charge, for so long as this Agreement remains in effect. The Funds acknowledge that the Bank and its suppliers retain and shall have title to and exclusive proprietary rights to the Software, including any trade secrets or other ideas, concepts, know-how, methodologies, or information incorporated therein and the exclusive rights to any copyrights, trademarks and patents (including registrations and applications for registration of either), or other statutory or legal protections available in respect thereof. Except as set forth in this Agreement, no license or right of any kind is granted to the Funds with respect to the Software. The Funds further acknowledge that all or a part of the Software may be copyrighted or trademarked (or a registration or claim made therefor) by the Bank or its suppliers. The Funds shall not take any action with respect to the Software or documentation inconsistent with the foregoing acknowledgments, nor shall the Funds attempt to decompile, reverse engineer or modify the Software. The Funds agree that it will not remove any statutory copyright notice or other notice included in the Software or on any media containing the Software. The Fund shall reproduce any such notice on any reproduction of the Software and shall add any statutory copyright notice or other notice to the Software or media upon the Bank's request.

               (b) A Fund will use the Electronic Service and any related Software only for its own internal and proper business purposes, and will not use the Electronic Service or Software in the operation of a service bureau. The Funds will not sell, lease or otherwise provide, directly or indirectly, any of the Electronic Service or Software or any portion thereof to any other person or entity. A Fund may, subject to the terms of this Agreement and upon advance written notice to the Bank, provide a copy of the Software to its agents that require Electronic Service to provide other services to a Fund, provided that such agents agree in writing to be bound by the terms of this Agreement. The Fund shall include on any such copy all of the Bank's proprietary notices. Upon cessation of any such agent's services, the Fund shall retrieve from the agent any copies of the Software and destroy them. Except as set forth in Section 1 of this Article, the Funds will not copy the Software without the written consent of the Bank.

               (c) If a Fund subscribes to any database service which is a part of the Electronic Service, delivery of such database to a Fund shall constitute the granting by the Bank to a Fund of a non-exclusive, non-transferable license to use such database for so long as this Agreement is in effect. It is understood and agreed that any database supplied by the Bank is derived from sources which the Bank believes to be reliable but the Bank does not and could not for the fees charged, guarantee or warrant that the data is correct, complete or current. All such databases are provided as an accommodation by the Bank to its customers and are compiled without any independent investigation by the Bank. However, the Bank will endeavor to update and revise each database on a periodic basis, as the Bank, in its discretion, deems necessary and appropriate. The Funds also acknowledge and agree that each Fund will promptly install all updates and revisions to each database which the Bank provides and that the Bank cannot bear any responsibility whatsoever for any Fund's failure to do so. THE BANK IS NOT RESPONSIBLE FOR ANY RESULTS OBTAINED BY ANY OF THE FUNDS FROM USE OF DATABASE SERVICES PROVIDED BY THE BANK.

               (d) Each Fund will obtain and maintain at its own cost and expense all equipment and communications services necessary for it to receive the Electronic Service, and the Bank shall not be responsible for the reliability or availability of any such equipment or any communications services used in connection with the Electronic Service.

               (e) EXPORT OF CERTAIN SOFTWARE PROVIDED BY THE BANK IS PROHIBITED BY UNITED STATES LAW. EACH FUND AND THEIR RESPECTIVE AGENTS MAY NOT UNDER ANY CIRCUMSTANCES RESELL, DIVERT, TRANSFER, TRANSSHIP OR OTHERWISE DISPOSE OF ANY SOFTWARE PROVIDED BY THE BANK (IN ANY FORM) IN OR TO ANY OTHER COUNTRY. IF THE BANK DELIVERED THE SOFTWARE TO A FUND OUTSIDE OF THE UNITED STATES, THE SOFTWARE WAS EXPORTED FROM THE UNITED STATES IN ACCORDANCE WITH THE EXPORT ADMINISTRATION REGULATIONS. DIVERSION CONTRARY TO U.S. LAW IS PROHIBITED. If the Software is delivered to a Fund outside of the United States, the Fund hereby authorizes the Bank to report the Fund's name and address to the United States Bureau of Export Administration and other United States agencies requiring such information, to the extent required by law.


     2. Trade Secrets; Confidentiality. (a) Each Fund acknowledges that the Information is the exclusive and confidential property of the Bank or its suppliers. Each Fund shall, and shall cause others to which it discloses the Information to, keep the Information confidential by using the same care and discretion that each Fund uses with respect to its own confidential property and trade secrets, but in no event less than reasonable care.

          (b) Upon termination of this Agreement for any reason, each Fund shall return to the Bank any and all copies of the Information which are in each Fund's possession or under its control. The provisions of Section 2 of this Article shall not affect the copyright status of any of the Information which may be copyrighted and shall apply to all Information whether or not copyrighted.

     3. Modifications to Electronic Service. (a) The Bank reserves the right to modify an Electronic Service from time to time without notice to the Funds, provided, however, that any such modification does not affect the functionality of, nor the user interface to, an Electronic Service. The Bank will give the Fund at least 30 days notice prior to making any modifications to an Electronic Service that would materially alter their functionality or the user interface.

          (b) The Bank may make Upgrades to an Electronic Service or the Software which may affect their functionality and user interface. Each Fund shall use its best efforts to install and use any Upgrade offered by the Bank within 90 days of the date that the Bank provides such Upgrade to the Funds. In the event that a Fund fails to install an Upgrade for any reason, the Bank may refuse to provide support to a Fund, and the Bank shall have no liability for any losses, claims or damages that would have been avoided by use of the Upgrade.

          (c) Each Fund agrees not to modify or attempt to modify an Electronic Service without the prior written consent of the Bank. Each Fund acknowledges that the Electronic Service are the property of the Bank and, accordingly, each Fund agrees that any modifications to an Electronic Service, whether by a Fund or the Bank and whether with or without the consent of the Bank, become the property of the Bank.

     4. On-Line Inquiry and Modification of Records. The Bank may, at a Fund's request, permit a Fund to enter data directly into a Bank database via an Electronic Service for the purpose of modifying certain information maintained by the Bank's systems, including, but not limited to, change of address information. To the extent that a Fund is granted such access, the Fund agrees to indemnify and hold the Bank and its affiliates harmless from all loss, liability, cost, damage and expense (including reasonable attorney's fees) to which any of them may be subjected, or which may be incurred in connection with any claim which may arise out of or as a result of changes to database records initiated by a Fund.

     5. Funds Transfer Services. (a) With respect to instructions for a transfer of funds issued through an Electronic Service, when instructed to credit or pay a party by both name and a unique numeric or alpha-numeric identifier (e.g. ABA number or account number), the Bank, its affiliates, and any other bank participating in the funds transfer, may rely solely on the unique identifier, even if it identifies a party different than the party named. Such reliance on a unique identifier shall apply to beneficiaries named in such instructions as well as any financial institution which is designated in such instructions to act as an intermediary in a funds transfer.

          (b) It is understood and agreed that unless otherwise specifically provided herein, and to the extent permitted by applicable law, the parties hereto shall be bound by the rules of any funds transfer system utilized to effect a funds transfer hereunder.

     6. Security Procedures; Authorization; Encryption. (a) The Bank will establish security procedures to be followed in connection with an Electronic Service as described in the Manuals. Each Fund understands and agrees that the security procedures are intended to determine whether instructions received by the Bank pursuant to this

Agreement are authorized but are not (unless otherwise specified in writing) intended to detect any errors contained in such instructions. Each Fund will, and will cause its officers, employees and agents to, treat the user and authorization codes, passwords, keys and other authentication methods applicable to an Electronic Service with extreme care. Each Fund agrees to be bound irrevocably by any payment order, instructions or other transmissions received by the Bank or any Bank affiliate through an Electronic Service and accepted by the Bank or such affiliate in compliance with the security procedures, whether or not authorized. Each Fund will indemnify the Bank and its affiliates for all costs incurred and losses suffered by any of them arising from or in connection with unauthorized use of an Electronic Service by persons gaining access thereto from or through a Fund.

     (b) The Software or an Electronic Service may contain features designed to encrypt portions of certain communications between the Funds and the Bank. The Bank may also make hardware encryption devices available to the Funds for an additional charge. Certain browser-based Electronic Service may utilize encryption capabilities offered by the Fund's web browser software, and each Fund is solely and fully responsible for ensuring that such capabilities are adequate for each Funds. Encryption may not be available for every communication or Electronic Service, or for all data. Each Funds agrees that the Bank may deactivate any encryption features at any time, without notice or liability to any Fund, for the purpose of maintaining, repairing or troubleshooting the Software, Electronic Service or any Bank equipment.

     7. COMPLETE DISCLAIMER OF WARRANTY. THE BANK, ITS AFFILIATES AND ITS MANUFACTURERS AND SUPPLIERS MAKE NO WARRANTIES OR REPRESENTATIONS HEREUNDER, EXPRESS OR IMPLIED, IN FACT OR IN LAW, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. EACH FUND ACKNOWLEDGES THAT THE SOFTWARE AND ALL ELECTRONIC SERVICES ARE PROVIDED "AS IS."

     8. Statements; Errors. (a) Except as provided in Section 8(b) of this Article relating to funds transfers, a Fund shall notify the Bank of any errors, omissions or interruptions in, or delay or unavailability of, an Electronic Service as promptly as practicable, and in any event within one business day after the earliest of (i) discovery thereof, (ii) the date discovery should have occurred through the exercise of reasonable care, and (iii), in the case of any error, the date of the earliest notice to a Fund which reflects such error.

     (b) The Bank and its affiliates, as applicable, will periodically provide a Fund with advices and statements (in written or electronic form) reflecting funds transfer transactions effected hereunder. Each Funds acknowledges that in the case of any unauthorized payment order, prompt notification of the facts and circumstances surrounding such unauthorized payment order, to the extent known, may have a direct bearing on the ability to recover the funds in full. Therefore, each Fund will examine each advice and statement and notify the Bank of any error, omission or discrepancy by the end of the next business day following discovery thereof. Each Fund further acknowledges that, unless the Fund notifies the Bank of any error, omission or discrepancy by the end of the next business day following discovery thereof or within a reasonable period of time, not to exceed 30 days after receipt of the first advice or statement to the Fund reflecting such error, omission or discrepancy, whichever is earlier, such advice or statement shall be deemed correct and conclusive in all respects, and the Fund shall be precluded from asserting the error, omission or discrepancy against the Bank or any of its affiliates. In addition, if a Fund learns of any erroneous funds transfers involving its account(s) before receiving an advice or statement reflecting such erroneous transfers, the Fund will notify the Bank of such erroneous transfers within one business day after discovery thereof.

     9. Security; Reliance; Unauthorized Use. Each Fund will, and will cause all persons utilizing Electronic Service to, treat the user and authorization codes, passwords and authentication keys applicable to Electronic Service with extreme care. The Bank is hereby irrevocably authorized to act in accordance with and rely on Written Instructions received by it through Electronic Service. Each Fund acknowledges that it is its sole responsibility to assure that only Authorized Persons use Electronic Service and that the Bank shall not be responsible nor liable for any unauthorized use thereof, and agrees that the security procedures to be followed in connection with the Fund's transmission of Written Instructions through Electronic Service provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances.

     10. Funds Transfer Back-Up Procedure. (a) In the event an Electronic Service is inoperable and a Fund is unable to utilize an Electronic Service for the transmission of Written Instructions to the Bank to transfer funds, the Fund may give Oral Instructions regarding funds transfers, it being expressly understood and agreed that the Bank's acting pursuant to such Oral Instructions shall be contingent upon the Bank's verification of the authenticity thereof pursuant to the Procedure. In this regard, each Fund shall deliver to the Bank a Funds Transfer Telephone Instruction Authorization in the form of Schedule III-A hereto, identifying the individuals authorized to deliver and/or confirm all such Oral Instructions. Each Fund understands and agrees that the Procedure is intended to determine whether Oral Instructions received pursuant to this Section are authorized but is not intended to detect any errors contained in such instructions. Each Fund hereby accepts the Procedure and confirms its belief that the Procedure is commercially reasonable.

          (b) The Bank shall have no liability whatsoever for any funds transfer executed in accordance with Oral Instructions delivered and confirmed pursuant to this

Section and Schedule III hereto. The Bank's liability for its negligence in executing or failing to execute any such Oral Instructions shall be determined by reference to Section 3 of Article VI.

          (c) The Bank reserves the right to suspend acceptance of Oral Instructions if conditions exist which the Bank, in its sole discretion, believes have created an unacceptable security risk.


                                  ARTICLE VI.
                              CONCERNING THE BANK

     1. Standard of Care; Presentment of Claims. Except as otherwise provided herein, the Bank shall not be liable for any costs, expenses, damages, liabilities or claims (including attorney's fees) incurred by a Fund, except those costs, expenses, damages, liabilities or claims arising out of the Bank's own gross negligence or willful misconduct or, with respect to Shareholder Drafts, its negligence in failing to follow its then-current signature verification procedures for mutual fund shareholder drafts. The Bank will be liable to a Fund for direct money damages arising out of the Bank's failure to act in accordance with such applicable standard of care. All claims against the Bank hereunder (including with respect to Shareholder Drafts) shall be made by the respective Fund as promptly as practicable, and in any event within six (6) months from the date of the action or inaction on which such claim is based, and shall include reasonable documentation evidencing such claim and loss.

     2. No Liability. The Bank shall have no obligation hereunder for costs, expenses, damages, liabilities or claims, including attorney's fees, which are sustained or incurred by reason of any action or inaction by the Federal Reserve wire transfer system or the New York Automated Clearing House.

3.       Limitation of Liability.

          (a) Notwithstanding any other provision elsewhere contained in this Agreement, including, without limitation, Section 1 of this Article, and WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, IT IS HEREBY AGREED THAT IN NO EVENT SHALL THE BANK, ANY OF ITS AFFILIATES, OR ANY MANUFACTURER OR SUPPLIER OF EQUIPMENT, SOFTWARE OR ELECTRONIC SERVICE BE RESPONSIBLE OR LIABLE FOR ANY SPECIAL, INDIRECT, OR CONSEQUENTIAL DAMAGES WHICH A FUND MAY INCUR OR EXPERIENCE BY REASON OF ITS HAVING ENTERED INTO OR RELIED ON THIS AGREEMENT OR ANY SUPPLEMENTS OR ARISING OUT OF OR IN CONNECTION WITH THE ELECTRONIC SERVICE, EVEN IF THE BANK, SUCH AFFILIATE, OR SUCH MANUFACTURER OR SUPPLIER HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, NOR SHALL THE BANK, OR ANY AFFILIATE, OR ANY SUCH MANUFACTURER OR SUPPLIER BE LIABLE FOR ACTS OF GOD, MACHINE OR COMPUTER BREAKDOWN OR MALFUNCTION,

INTERRUPTION OR MALFUNCTION OF COMMUNICATION FACILITIES, LABOR DIFFICULTIES OR ANY OTHER SIMILAR OR DISSIMILAR CAUSE BEYOND SUCH PERSON'S REASONABLE CONTROL.

          (b) Except as otherwise specifically provided in Section 3(c) of this Article and Section 8(b) of Article V with respect to funds transfers, or in any other written agreement between the Bank and each Fund for banking and banking-related products (notwithstanding the use of an Electronic Service in conjunction with such banking or banking-related products), the Bank and its affiliates shall have no liability to any Fund for any loss, damage, cost or expense arising out of this Agreement, except for liability arising as a direct result of the Bank's gross negligence or willful misconduct in performing, or failing to perform, an Electronic Service. Any such liability shall be contingent upon a Fund's compliance with Section 8(a) of Article V, and shall be limited to (i) restoration, as promptly as reasonably practicable, of any Electronic Service which is interrupted or is delayed or becomes unavailable, or
(ii) re-performance of the Electronic Service affected at the Bank's expense and, failing (i) and (ii), compensation to such Fund for the amount of any actual monetary loss, cost or expense that such Fund incurs as a direct result of the Bank's gross negligence or willful misconduct in performing, or failing to perform, the Electronic Service, in an amount not to exceed the lesser of (y) the actual amount of such loss, cost or expense, or (z) the aggregate amount of the fees paid by such Fund to the Bank for the Electronic Service affected during the 12-month period immediately preceding the date on which such loss, damage, injury, claim, cost or expense occurred, or such lesser number of months that the such Fund has received the Electronic Service if the such Fund has not received 12 months of the Electronic Service.

          (c) The liability of the Bank and its affiliates (regardless of whether such liability is based in contract, tort (including negligence), warranty or other legal or equitable grounds) for the failure to properly execute a payment order for the transfer of funds received through an Electronic Service after such instructions have been duly acknowledged by the Bank's computer systems, or with respect to a transfer of funds which is not effective as a Fund's authorized payment order or which is not a payment order which is enforceable against a Fund in whole or in part, shall be limited to (i) restoration of the principal amount mis-transferred, if and to the extent such restoration is required under applicable law, and (ii) compensation for the loss of the use of the mis-transferred funds or the funds which were not transferred, as the case may be, if and to the extent that such compensation is required under applicable law, in an amount not to exceed the sum of (A) a Fund's actual incidental expenses resulting directly from the mis-transfer or failure, and (B) contingent upon the Fund's complying with the provisions of Section 8(b) of
Article V, interest, at a rate per annum equal to the average federal funds rate as computed from the Federal Reserve Bank of New York's daily determinations of the effective rate for federal funds, for the period during which the Fund lost the use of such funds. In no event shall the Bank or any of its affiliates have any liability for failing to execute instructions for the transfer of funds which are received through any Electronic Service other than that specified by the Bank to initiate funds transfer requests.

          (d) The Bank shall have no liability for any loss, cost, damages or expenses that the a Fund may incur or experience in connection with Shareholder Drafts except for either (i) damages resulting directly from the Bank's gross negligence or willful misconduct or (ii) the Bank's negligent failure to follow its then-current signature verification procedures for mutual fund shareholder drafts. Any such liability shall not exceed the amount of such Shareholder Draft.

          (e) In the event of conflicting claims, disputes, or instructions involving a Fund or third parties, the Bank and any of its affiliates may at their option decline to comply with any or all instructions until they are indemnified, or such dispute or claims are resolved to their satisfaction. If a Fund has not provided the Bank or any of its affiliates, as the case may be, with sufficient collected funds which in their sole discretion are applicable to a Fund's funds transfer instructions, the Bank and its affiliates shall not incur any liability whatsoever for failing to execute such instructions.

          (f) In no event shall the Bank be liable to any third party for special, indirect or consequential damages, or lost profits or loss of business, arising under or in connection with this Agreement, even if previously informed of the possibility of such damages and regardless of the form of action.

     4. Indemnification. Each Fund shall indemnify and exonerate, save and hold harmless the Bank from and against any and all costs, expenses, damages, liabilities or claims, including reasonable attorney's fees and expenses, which the Bank may sustain or incur or which may be asserted against the Bank by reason of or as a result of any action taken or omitted by the Bank in connection with its performance under this Agreement, except those costs, expenses, damages, liabilities or claims arising out of the Bank's own negligence or willful misconduct (including its negligence in failing to follow its then current signature verification procedures for Shareholder Drafts). This indemnity shall be a continuing obligation of each Fund notwithstanding the termination of this Agreement, any Account or Omnibus Account with respect to a Fund.

     5. No Obligation to Inquire. Without limiting the generality of the foregoing, the Bank shall in no event be under any obligation to inquire into, and shall not be liable for:

          (a) the due authority of any Authorized Person acting on behalf of a Fund in connection with this Agreement;

          (b) the genuineness of any drawer signature on any draft or Shareholder Draft deposited in any Account or Omnibus Account, or whether such signature is a forgery, other than the signature of the drawer of any draft drawn on the Bank;

          (c) the existence or genuineness of any endorsement or any marking purporting to be an endorsement on any draft or Shareholder Draft deposited in any Account or Omnibus Account, or whether such endorsement or marking is a forgery, it being expressly understood that all risks associated with the acceptance by the Bank of any draft payable to a payee other than a Fund for deposit in any Account or Omnibus Account pursuant to Oral or Written Instructions by the Fund shall be borne by such Fund;

          (d) any discrepancy between the pre-printed investment stub (other than a substitute stub created by the Bank) and the payee either named on a draft or Shareholder Draft or written on the face thereof, provided the Bank has acted in accordance with the investment stub;

          (e) any discrepancy between the written amount for which any draft or Shareholder Draft is drawn and the MICR code enscribed thereon by any bank other than the Bank on any draft presented, provided the Bank has acted in accordance with the MICR code;

          (f) any disbursement directed by a Fund, regardless of the purpose therefor;

          (g) any determination of the Share balance of any Shareholder whose name is signed on any Shareholder Draft;

          (h) any determination of length of time any Shares have been owned by any Shareholder or the method of payment utilized to purchase such Shares by such Shareholder;

          (i) any claims, liens, attachments, stays or stop payment orders with respect to any Shares, proceeds, or money, other than a stop payment order placed by a Fund on a draft drawn by such Fund on its Account or an Omnibus Account;

          (j) the propriety and/or legality of any transaction in any Account or Omnibus Account;

          (k) the lack of authority of any person signing as a drawer of a draft, provided such person and his specimen signature is specified in the certificate of authorized signatures last received by the Bank; or

          (l) whether any Shareholder Draft equals or exceeds any minimum amount.

     6. Reliance Upon Instructions. The Bank shall be entitled to rely upon any Written or Oral Instructions received by the Bank. Each Fund agrees to forward to the Bank Written Instructions confirming Oral Instructions in such manner so that such

Written Instructions are received by the Bank by the close of business of the same day that such Oral Instructions are given to the Bank. Each Fund agrees that the fact that such confirming Written Instructions are not timely received or that contrary Written Instructions are received by the Bank shall in no way affect the validity or enforceability of transactions previously authorized.

     7. No Implied Duties; Performance According To Applicable Law. The Bank shall have no duties or responsibilities except such duties and responsibilities as are specifically set forth in this Agreement and Schedule I hereto, and no covenant or obligation shall be implied against the Bank. The Bank's duties and responsibilities hereunder shall be performed in accordance with applicable laws, regulations and rules, including but not limited to Federal Reserve Regulation CC and the Operating Rules of the New York Automated Clearing House, and the Bank shall have no obligation to take actions which in the reasonable opinion of the Bank are either inconsistent with, or prejudice or impair the Bank's rights under, any such laws, regulations and rules.

     8. Requests for Instructions. At any time the Bank may apply to an officer of a Fund for Oral or Written Instructions with respect to any matter arising in connection with the Bank's duties and obligations hereunder, and the Bank shall not be liable for any action taken or permitted by it in good faith in accordance with such Oral or Written Instructions. Such application for Oral or Written Instructions may, at the option of the Bank, set forth in writing any action proposed to be taken or omitted by the Bank with respect to its duties or obligations hereunder and the date on or after which such action shall be taken, and the Bank shall not be liable for any action taken or omitted in accordance with a proposal included in any such application on or after the date specified therein (which shall be at least 5 days after the date of such Fund's receipt of such application) unless, prior to taking or omitting any such action, the Bank has received Oral or Written Instructions in response to such application specifying the action to be taken or omitted. The Bank may apply for and obtain the advice and opinion of counsel to the Fund or of its own counsel, at the expense of the Fund, and shall be fully protected with respect to anything done or omitted by it in good faith in conformity with such advice or opinion.

     9. Delegation of Duties. The Bank may delegate any of its duties and obligations hereunder to any delegee and may employ agents or attorneys-in-fact. The Bank shall have no liability or responsibility whatsoever if any delegee, agent or attorney-in-fact shall have been selected by the Bank with due care or have been selected or approved by a Fund. Notwithstanding the foregoing, nothing contained in this Section shall obligate the Bank to effect any delegation or to employ any agent or attorney-in-fact.

     10. Fees; Invoices. (a) For its services hereunder, each Fund agrees to pay the Bank (i) its out-of-pocket expenses, (ii) the monthly fees and compensation set forth on Schedule II attached hereto, (iii) any negative Calendar Month Earnings Credits, and (iv) such other amounts as may be mutually agreed upon from time to time. The Bank shall provide each Fund with a monthly activity analysis detailing service volumes, and including average Account Available Balances and average ledger balances, and all fees owing for such month.

          (b) The Bank shall submit periodic invoices specifying the amount of all out-of-pocket expenses, fees, compensation and negative Calendar Month Earnings Credits then due hereunder. The Bank may, and is hereby authorized by each Fund, to charge such amounts to an Omnibus Account or the appropriate Fund's Account(s), but only if such amounts remain unpaid for fifteen (15) days after the end of the period to which such amounts relate.

     11. Application of Calendar Month Earnings Credits. (a) Any positive Calendar Month Earnings Credit for a calendar month shall be applied only as follows and only in the specified order:

               (i) First, applied against such compensation, fees, but not out-of-pocket expenses, payable by such Fund to the Bank under this Agreement for such month; and

               (ii) Second, applied against such compensation, fees, and negative Calendar Month Earnings Credits, but not out-of-pocket expenses, payable by such Fund to the Bank under this Agreement for any subsequent month in the same calendar year.

          (b) Except as provided above, in no event may any Calendar Month Earnings Credit be applied to any month other than the month in which it was earned. Calendar Month Earnings Credits may not be transferred to, or utilized by, any other Fund, person or entity. The portion, if any, of any Calendar Month Earnings Credit not used by a Fund may be carried, but only forward; provided, however, that in no event may any Calendar Month Earnings Credit, including those earned during the fourth calendar quarter, be carried beyond the end of the calendar year in which earned.

                                  ARTICLE VII.
                                  TERMINATION

     1. Notice. This Agreement may be terminated by either the Bank giving to any Fund, or any Fund giving to the Bank, a notice in writing specifying the date of such termination, which date shall be not less than 90 days after the date of the giving of such notice. Notwithstanding the foregoing, the Bank reserves the right to terminate this Agreement (a) at any time upon 30 days prior written notice if the condition precedent set forth in Article II, Section 3 is unfulfilled, and (b) upon notice if a Fund either (i) fails to comply with
Article IV, Section 3, or (ii) borrows funds from the Bank in an amount exceeding the Bank's legal lending limit.

     2. Obligations Upon Termination. Upon termination, the Bank's sole obligations, which shall arise only after, and not before, each Fund which is the subject of such termination has paid to the Bank all out-of-pocket expenses, fees, compensation, negative Calendar Month Earnings Credits and other amounts owed by such Fund to the Bank, shall be (i) to deliver to the affected Fund(s) such records, if any, as may be owned by such Fund(s), in the form and manner kept by the Bank on such date of termination, and (ii) to pay to the affected Fund(s) any monies held for their account hereunder.

                                 ARTICLE VIII.
                                 MISCELLANEOUS

     1. Certificates of Authorized Persons. Each Fund agrees to furnish to the Bank a new certificate of Authorized Persons in the event that any present Authorized Person of such Fund ceases to be an Authorized Person or in the event that any other Authorized Persons are appointed and authorized. Until such new certificate is received, the Bank shall be fully protected in acting under the provisions of this Agreement upon Oral or Written Instructions or signatures of the present Authorized Persons as set forth in the last delivered certificate.

     2. Notices. (a) Any notice or other instrument in writing, authorized or required by this Agreement to be given to the Bank, shall be sufficiently given if addressed to the Bank and received by it at its offices at One Wall Street, New York, New York 10286, Attention: Division Manager - Mutual Funds, or at such other place as the Bank may from time to time designate in writing.

          (b) Any notice or other instrument in writing, authorized or required by this Agreement to be given to a Fund shall be sufficiently given if addressed to a Fund and received by it at 600 Fifth Avenue, N.Y., N.Y. 10020, Attn:
Treasures, or at such other place as such Fund may from time to time designate in writing.

     3. Cumulative Rights and No Waiver. Each and every right granted to the Bank hereunder or under any other document delivered hereunder or in connection herewith, or allowed it by law or equity, shall be cumulative and may be exercised from time to time. No failure on the part of the Bank to exercise, and no delay in exercising, any right will operate as a waiver thereof, nor will any single or partial exercise by the Bank of any right preclude any other or future exercise thereof or the exercise of any other right.

     4. Severability. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations shall not in any way be affected or impaired thereby, and if any provision is inapplicable to any person or circumstances, it shall nevertheless remain applicable to all other persons and circumstances.

     5. Amendments. This Agreement may not be amended or modified in any manner except by a written agreement executed by the Bank and each Fund to be bound thereby, and, except in the case of an amendment to Schedule I hereto, authorized or approved by a resolution of each Fund's Board.

     6. Headings. The headings in this Agreement are inserted for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provisions hereof.

     7. Applicable Law; Consent to Jurisdiction; Jury Trial Waiver. This Agreement shall be construed in accordance with the laws of the State of New York without giving effect to conflict of laws principles thereof. Each party hereby consents to the jurisdiction of a state or federal court situated in New York City, New York in connection with any dispute arising hereunder and hereby waives its right to trial by jury.

     8. No Third Party Beneficiaries. The provisions of this Agreement are intended to benefit only the Bank and each Fund and their respective permitted successors and assigns, and no right shall be granted to any other person by virtue of this Agreement.

     9. Successors and Assigns. This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by any Fund without the written consent of the Bank and authorized or approved by a resolution of such Fund's Board, nor assignable by the Bank without the consent of a Fund, and authorized or approved by a resolution of such Fund's Board, except that a merger, consolidation or reorganization of the Bank shall not be deemed an assignment by the Bank.

     10. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

     11. Several Obligations. The parties acknowledge that the obligations of the Funds are several and not joint, that a Fund shall not be liable for any amount owing by another Fund and that the Funds have executed one instrument for convenience only.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective corporate officers, thereunto duly authorized, as of the day and year first above written.


                          [ON BEHALF OF EACH OF THE FUNDS LISTED ON SCHEDULE A]


                          By:/s/Richard DeSanctis
                          -----------------------
                          Name:   Richard DeSanctis
                          Title:  Treasurer


                          THE BANK OF NEW YORK


                          By:/s/Ira Rosner
                          -----------------------------------------------
                          Name:  Ira Rosner
                          Title: Vice President

                                  SCHEDULE A


          Fund                                  Tax ID        SIC1       Address

California Daily Tax Free Income Fund, Inc.   13-3378458       MD

Connecticut Daily Tax Free Income Fund, Inc.  13-3260093       MD


Cortland Trust, Inc.

   General Money Market Fund                       22-6388239       MD

   Municipal Money Market Fund                     22-6391824       MD

   U.S. Government Fund                            22-6391825       MD


Daily Tax Free Income Fund, Inc.                   13-3125130       MD

Delafield Fund, Inc.                               13-3740311       MD

Florida Daily Municipal Income Fund                13-3782942       MA BT2

Georgia Daily Municipal Income Fund, Inc.          13-4008291       MD


Institutional Daily Income Fund

   Money Market Portfolio                          13-3758369       MA

   U.S. Treasury Portfolio                         13-3823514       MA


New Jersey Daily Municipal Income Fund, Inc.       13-6957900       MD

New York Daily Tax Free Income Fund, Inc.          13-3211746       MD

North Carolina Daily Municipal Income Fund, Inc.   13-3627526       MD

Pax World Money Market Fund, Inc.                  13-3991781       MD


Short Term Income Fund, Inc.

   Money Market Portfolio                          11-2521542       MD

   U.S. Government Portfolio                       13-3447258       MD


Tax Exempt Proceeds Fund, Inc.                     13-3502852       MD

ADMINISTERED FUNDS:

  Back Bay Funds, Inc. -Total Return Bond Fund     13-3976845       MD

OFFSHORE FUNDS:

  Daily Dollar International, Ltd.                    N/A           BVI Corp.

  U.S. Dollar Floating Rate Fund, Ltd.                N/A           BVI Corp.

         1.    SIC: State of Incorporation

         2.    MA BT: Massachusetts Business Trust

                                    EXHIBIT A

         I, Treasurer of each fund listed on Schedule A (the "Fund"), do hereby certify that:

         The following individuals have been duly authorized by the Board of Directors of the Fund in conformity with the Fund's Articles of Incorporation and By-Laws to give Oral Instructions and Written Instructions on behalf of the Fund for purposes of the Fund's Cash Management and Related Services Agreement, and the signatures set forth opposite their respective names are their true and correct signatures.


            Name                                       Signature

Ruben Torres                                           /s/Ruben Torres
Michael Coscino                                        /s/Michael Coscino
Jason Scheibel                                         /s/Jason Scheibel
Cristina Castro                                        /s/Cristina Castro
Melissa Mammarella                                     /s/Melissa Mammarella
Alex Shuster                                           /s/Alex Shuster





                                                  /s/Richard DeSanctis
                                                -------------------------------
                                                  Name:  Richard DeSanctis
                                                  Title of Officer: Treasurer